EXHIBIT 99.3(a)(1)

AMENDMENT I

TO THE UNDERWRITING AGREEMENT

DATED DECEMBER   , 1995

AMONG PROTECTIVE LIFE INSURANCE COMPANY AND

INVESTMENT DISTRIBUTORS, INC.

WHEREAS, Protective Life Insurance Company (“Protective”) and Investment Distributors, Inc. (“IDI”) have entered into an Underwriting Agreement, dated December   , 1995, (the “Agreement”), providing, amongst other things, for IDI to act as principal underwriter in connection with the offers and sales of certain individual flexible premium variable and fixed life insurance policies (“Flexible Premium Policies”) to be offered by Protective;

WHEREAS, Protective proposes to offer to the public certain modified single premium variable and fixed life insurance policies (“Single Premium Policies”) and Protective and IDI have agreed that IDI will act as principal underwriter in connection with offers and sales of such Single Premium Policies;

NOW THEREFORE, in consideration of the foregoing, Protective and IDI hereby agree as follows:

That the first WHEREAS clause of the Agreement be replaced in its entirety with the following language:

WHEREAS, the Account has been established by Protective pursuant to the Tennessee Insurance Code in connection with certain individual flexible premium variable and fixed life insurance policies and certain modified single premium variable and fixed life insurance policies (collectively, the “Policies”) proposed to be issued to the public by Protective; and

IN WITNESS WHEREOF, the parties hereto have caused the Amendment to the Agreement to be duly executed and attested effective June 1, 1998.

PROTECTIVE LIFE INSURANCE COMPANY ON BEHALF OF ITSELF AND PROTECTIVE VARIABLE LIFE SEPARATE ACCOUNT

Attest:

/s/ EMILY AMBERSON	By:	/s/ ROBERT STEPHEN BRIGGS

INVESTMENT DISTRIBUTORS, INC.

Attest:

/s/ EMILY AMBERSON	By:	/s/ ROBERT STEPHEN BRIGGS